Exhibit 99.1
NEWS RELEASE

Investor Contact:	Media Contact:
Jessica Greiner	Jack Todd
Director of Investor Relations	Vice President, Public Affairs
Trinity Industries, Inc.	Trinity Industries, Inc.
214/631-4420	214/589-8909

FOR IMMEDIATE RELEASE

Trinity Industries, Inc. Announces Strong Fourth Quarter
and Record Full Year 2015 Results

DALLAS, Texas - February 18, 2016 - Trinity Industries, Inc. (NYSE:TRN) today announced earnings results for the fourth quarter ended December 31, 2015, including the following significant highlights:
Fourth Quarter 2015

•	Earnings per common diluted share of $1.30, up 51% year-over-year

•	Record operating margin for the Rail Group of 23.6% with record deliveries of 8,835 railcars

•	Company completes sales of $479.5 million of leased railcars

•	New institutional investor fund was formed, expanding the railcar investment vehicle ("RIV") platform

•	Inland Barge Group receives orders with a value of $190.1 million
Full Year 2015

•	Record consolidated revenues of $6.4 billion

•	Record railcar deliveries of 34,295

•	Record earnings per common diluted share of $5.08, up 21% year-over-year

•	Backlog commitments in Rail, Inland Barge, and Energy Equipment Groups valued at $6.2 billion

•	Company completes sales of $1.2 billion of leased railcars

•	Liquidity position of $2.1 billion, including cash, marketable securities and available credit facilities
Consolidated Results
Trinity Industries, Inc. reported net income attributable to Trinity stockholders of $200.0 million, or $1.30 per common diluted share, for the fourth quarter ended December 31, 2015. Net income for the same quarter of 2014 was $138.2 million, or $0.86 per common diluted share. Revenues for the fourth quarter of 2015 totaled $1.55 billion compared to revenues of $1.66 billion for the same quarter of 2014.
For the year ended December 31, 2015, the Company reported record net income attributable to Trinity stockholders of $796.5 million, or $5.08 per common diluted share. In 2014, the Company reported net income of $678.2 million, or $4.19 per common diluted share. Revenues for the year ended December 31, 2015 were $6.39 billion, a 4% increase compared to revenues of $6.17 billion in 2014.
“During 2015, Trinity reported its third consecutive year of record revenues, operating profit, and earnings per common diluted share. We utilized the strengths of our integrated business model and the capabilities and expertise of our dedicated employees to achieve these impressive results," said Timothy R. Wallace, Trinity’s Chairman, CEO and President.

Mr. Wallace added, “I am pleased that during the fourth quarter we expanded the RIV platform, selling approximately $335 million of leased railcars to a new institutional investor fund. We believe the RIV platform provides Trinity with a high degree of financial flexibility and contributes additional income through the profits recognized at sale and, in addition, management fees earned over the longer term.”
Mr. Wallace concluded, “Our outlook for 2016 reflects the weakening in the industrial economy that began broadly impacting our businesses late last summer. In this environment, we are placing a high priority on cost containment and various initiatives to enhance our performance. We will continue to reposition and streamline our manufacturing operations as business conditions fluctuate.”
Business Group Results
In the fourth quarter of 2015, the Rail Group reported revenues and record operating profit of approximately $1.13 billion and $267.9 million, respectively, resulting in year-over-year increases compared to the fourth quarter of 2014 of 6% and 38%, respectively. The increases in revenues and profit were due primarily to higher deliveries, improved pricing, and increased operating efficiencies partially offset by product mix changes. The Rail Group shipped a record 8,835 railcars and received orders for 2,455 railcars during the fourth quarter. The Rail Group had a backlog of $5.40 billion as of December 31, 2015, representing 48,885 railcars, compared to a backlog of $6.25 billion as of September 30, 2015, representing 55,265 railcars. At the end of the fourth quarter, the backlog of railcar orders extends into 2020.
The Railcar Leasing and Management Services Group ("Leasing Group") reported leasing and management revenues of $179.0 million in the fourth quarter of 2015 compared to $162.8 million in the fourth quarter of 2014 due to higher average rental rates and net fleet additions. In addition, the Group recognized revenue of $193.7 million during the fourth quarter from sales of railcars from the lease fleet owned for one year or less compared to $75.2 million in the fourth quarter of 2014. Operating profit for this Group was $187.5 million in the fourth quarter of 2015 compared to operating profit of $96.6 million in the fourth quarter of 2014 due to higher leasing and management operating profit and higher operating profit from sales of railcars from the lease fleet.
In total, Trinity sold $479.5 million of leased railcars to third parties during the fourth quarter, of which $84.7 million were reported in the Rail Group. Trinity's fourth quarter results included $0.58 per common diluted share related to sales of leased railcars compared to $0.14 per share of leased railcar sales in the same quarter last year. Supplemental information for the Leasing Group is provided in the accompanying tables.
The Inland Barge Group reported revenues of $147.2 million for the fourth quarter of 2015 compared to revenues of $167.8 million in the fourth quarter of 2014. Operating profit for this Group was $20.7 million in the fourth quarter of 2015 compared to $25.8 million in the fourth quarter of 2014. The decrease in revenues compared to the same quarter last year was primarily due to lower tank barge deliveries partially offset by higher delivery volumes of hopper barges. The Inland Barge Group received orders of $190.1 million during the quarter, and as of December 31, 2015 had a backlog of $416.0 million compared to a backlog of $373.1 million as of September 30, 2015.
The Energy Equipment Group reported revenues of $242.2 million in the fourth quarter of 2015 compared to revenues of $284.4 million in the same quarter of 2014. Operating profit for the fourth quarter of 2015 increased to $32.6 million compared to $26.9 million in the same quarter last year. The decrease in revenues compared to the same quarter last year was due to lower delivery volumes while the increase in operating profit was due primarily to improved manufacturing efficiencies. The backlog for structural wind towers as of December 31, 2015 was $371.3 million compared to a backlog of $424.4 million as of September 30, 2015.
Revenues in the Construction Products Group were $113.7 million in the fourth quarter of 2015 compared to revenues of $116.5 million in the fourth quarter of 2014. The Group recorded an operating profit of $5.0 million in the fourth quarter of 2015 compared to an operating loss of $0.3 million in the fourth quarter of

2014. Revenues decreased compared to the same quarter last year primarily as a result of lower delivery volumes in our Highway Products business and the divestiture of our galvanizing business partially offset by higher delivery volumes in our Aggregates business. Operating profit increased compared to the same quarter of 2014 due to improved manufacturing efficiencies.
Cash and Liquidity
At December 31, 2015, the Company had cash, cash equivalents, and short-term marketable securities of $870.9 million. When combined with capacity under committed credit facilities, the Company had approximately $2.12 billion of available liquidity at the end of the fourth quarter.
Share Repurchase
In December 2015, the Company’s Board of Directors renewed its $250 million share repurchase program effective January 1, 2016 through December 31, 2017. The new program replaced the previous program which expired on December 31, 2015. The Company repurchased 3.9 million shares at a cost of $115.0 million during the full year 2015. No shares were repurchased during the fourth quarter of 2015.
Earnings Guidance for 2016
For the full year of 2016, the Company anticipates earnings per common diluted share of between $2.00 and $2.40. The Company’s 2016 earnings guidance assumes the current weak market conditions will continue throughout the year.
For the Rail Group, annual deliveries in 2016 are now expected to be approximately 27,000 railcars, reflecting the delivery of firm backlog and a lower anticipated level of new orders. The Group expects revenues of approximately $3.1 billion with an operating margin of approximately 15% in 2016. This guidance reflects a change in product mix and pricing compared to 2015 for the Group’s 2016 railcar deliveries; a decrease in operating leverage related to an approximate 20% reduction in expected volumes; and costs associated with aligning the Group’s production footprint with demand.
In 2016, the Company expects to record revenue eliminations associated with railcars sold to the Leasing Group of approximately $1.1 billion with profit deferrals of approximately $215 million.
The Leasing Group expects revenues and profit from leasing and management operations in 2016 of approximately $700 million and $300 million, respectively.
The Company expects to continue expanding the RIV platform in 2016. Proceeds from the sale of leased railcars are expected to be approximately $500 million with a profit of approximately $100 million.
In 2016, the Inland Barge Group expects revenues of approximately $445 million with an operating margin of approximately 10%. The expected decrease in revenues and operating margin from 2015 reflects a lower level of demand; a change in product mix; and the competitive pricing environment.
The Company will provide additional details pertaining to its 2016 guidance during its conference call tomorrow.
Actual results in 2016 may differ from present expectations and could be impacted by a number of factors including, among others, fluctuations in prices of commodities that our customers produce and transport; expenses related to current and potential litigation; the operating leverage and efficiencies that can be achieved by the Company's manufacturing businesses; the costs associated with aligning manufacturing production capacity with demand; the level of sales and profitability of railcars; the level of profitability resulting from sales of leased railcars; the dilutive impact of the convertible notes related to changes in the Company's stock price; and the impact of weather conditions on our operations and delivery schedules.
Conference Call
Trinity will hold a conference call at 11:00 a.m. Eastern on February 19, 2016 to discuss its fourth quarter and full year results. To listen to the call, please visit the Investor Relations section of the Trinity Industries website, www.trin.net and select the Conference Calls menu link. An audio replay may be accessed through the Company’s website or by dialing (402) 220-2686 until 11:59 p.m. Eastern on February 26, 2016.
Trinity Industries, Inc., headquartered in Dallas, Texas, is a diversified industrial company that owns market-leading businesses providing products and services to the energy, transportation, chemical, and construction sectors. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.
Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity's estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements. Trinity uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” and similar expressions to identify these forward-looking statements. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and “Forward-Looking Statements” in the Company's Annual Report on Form 10-K for the most recent fiscal year.
- TABLES TO FOLLOW -

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Three Months Ended December 31,
	2015	2014
Revenues	$1,547.0	$1,661.4
Operating costs:
Cost of revenues	1,116.1	1,275.3
Selling, engineering, and administrative expenses	137.1	110.6
Gains on dispositions of property:
Net gains on lease fleet sales	(63.3)	(2.1)
Other	(0.9)	1.1
	1,189.0	1,384.9
Operating profit	358.0	276.5
Interest expense, net	45.3	51.6
Other, net	(1.6)	(1.7)
Income before income taxes	314.3	226.6
Provision for income taxes	110.3	80.3
Net income	204.0	146.3
Net income attributable to noncontrolling interest	4.0	8.1
Net income attributable to Trinity Industries, Inc.	$200.0	$138.2

Net income attributable to Trinity Industries, Inc. per common share:
Basic	$1.30	$0.89
Diluted	$1.30	$0.86
Weighted average number of shares outstanding:
Basic	149.0	151.2
Diluted	149.6	155.7

Trinity is required to utilize the two-class method of accounting when calculating earnings per share as a result of unvested restricted shares that have non-forfeitable rights to dividends and are, therefore, considered to be a participating security. The unvested restricted shares are excluded from the weighted average number of shares outstanding for the purposes of determining earnings per share. The two-class method results in a lower earnings per share than is calculated from the face of the income statement. See Earnings Per Share Calculation table below.

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Year Ended December 31,
	2015	2014
Revenues	$6,392.7	$6,170.0
Operating costs:
Cost of revenues	4,656.2	4,619.8
Selling, engineering, and administrative expenses	476.4	403.6
Gains on dispositions of property:
Net gains on lease fleet sales	(166.1)	(92.3)
Other	(12.7)	(12.1)
	4,953.8	4,919.0
Operating profit	1,438.9	1,251.0
Interest expense, net	192.5	191.5
Other, net	(5.6)	(4.6)
Income before income taxes	1,252.0	1,064.1
Provision for income taxes	426.0	354.8
Net income	826.0	709.3
Net income attributable to noncontrolling interest	29.5	31.1
Net income attributable to Trinity Industries, Inc.	$796.5	$678.2

Net income attributable to Trinity Industries, Inc. per common share:
Basic	$5.14	$4.35
Diluted	$5.08	$4.19
Weighted average number of shares outstanding:
Basic	150.2	151.0
Diluted	152.2	156.7

Trinity is required to utilize the two-class method of accounting when calculating earnings per share as a result of unvested restricted shares that have non-forfeitable rights to dividends and are, therefore, considered to be a participating security. The unvested restricted shares are excluded from the weighted average number of shares outstanding for the purposes of determining earnings per share. The two-class method results in a lower earnings per share than is calculated from the face of the income statement. See Earnings Per Share Calculation table below.

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended December 31,
Revenues:	2015	2014
Rail Group	$1,133.6	$1,067.4
Construction Products Group	113.7	116.5
Inland Barge Group	147.2	167.8
Energy Equipment Group	242.2	284.4
Railcar Leasing and Management Services Group	372.7	238.0
All Other	28.3	30.2
Segment Totals before Eliminations	2,037.7	1,904.3
Eliminations - lease subsidiary	(381.5)	(145.9)
Eliminations - other	(109.2)	(97.0)
Consolidated Total	$1,547.0	$1,661.4

	Three Months Ended December 31,
Operating profit (loss):	2015	2014
Rail Group	$267.9	$194.2
Construction Products Group	5.0	(0.3)
Inland Barge Group	20.7	25.8
Energy Equipment Group	32.6	26.9
Railcar Leasing and Management Services Group	187.5	96.6
All Other	(3.6)	(14.3)
Segment Totals before Eliminations and Corporate Expenses	510.1	328.9
Corporate	(53.9)	(29.5)
Eliminations - lease subsidiary	(95.8)	(22.6)
Eliminations - other	(2.4)	(0.3)
Consolidated Total	$358.0	$276.5

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Year Ended December 31,
Revenues:	2015	2014
Rail Group	$4,461.8	$3,816.8
Construction Products Group	532.6	551.7
Inland Barge Group	652.9	638.5
Energy Equipment Group	1,113.7	992.3
Railcar Leasing and Management Services Group	1,104.8	1,118.3
All Other	112.3	110.4
Segment Totals before Eliminations	7,978.1	7,228.0
Eliminations - lease subsidiary	(1,164.4)	(710.1)
Eliminations - other	(421.0)	(347.9)
Consolidated Total	$6,392.7	$6,170.0

	Year Ended December 31,
Operating profit (loss):	2015	2014
Rail Group	$931.6	$724.1
Construction Products Group	54.5	65.4
Inland Barge Group	117.0	114.4
Energy Equipment Group	150.9	108.1
Railcar Leasing and Management Services Group	606.2	516.3
All Other	(8.2)	(25.6)
Segment Totals before Eliminations and Corporate Expenses	1,852.0	1,502.7
Corporate	(152.6)	(119.0)
Eliminations - lease subsidiary	(259.6)	(133.1)
Eliminations - other	(0.9)	0.4
Consolidated Total	$1,438.9	$1,251.0

Trinity Industries, Inc.
Leasing Group
Condensed Results of Operations
(unaudited)

	Three Months Ended December 31,		Year Ended December 31,
	2015	2014	2015	2014
	($ in millions)
Revenues:
Leasing and management	$179.0	$162.8	$699.9	$632.0
Sales of railcars owned one year or less at the time of sale	193.7	75.2	404.9	486.3
Total revenues	$372.7	$238.0	$1,104.8	$1,118.3
Operating profit:
Leasing and management	$76.4	$74.1	$331.1	$287.9
Railcar sales:
Railcars owned one year or less at the time of sale	47.8	20.4	109.0	136.1
Railcars owned more than one year at the time of sale	63.3	2.1	166.1	92.3
Total operating profit	$187.5	$96.6	$606.2	$516.3
Operating profit margin:
Leasing and management	42.7%	45.5%	47.3%	45.6%
Railcar sales	*	*	*	*
Total operating profit margin	50.3%	40.6%	54.9%	46.2%
Selected expense information(1):
Depreciation	$36.5	$32.9	$142.3	$130.0
Maintenance	$31.4	$20.1	$97.3	$78.9
Rent	$10.3	$13.2	$41.6	$52.9
Interest	$32.0	$38.8	$138.8	$153.3

	December 31, 2015	December 31, 2014
Leasing portfolio information:
Portfolio size (number of railcars)	76,765	75,930
Portfolio utilization	97.7%	99.5%

	Year Ended December 31,
	2015	2014
	(in millions)
Proceeds from sale of leased railcars to Element Financial Corporation:
Leasing Group:
Railcars owned one year or less at the time of sale	$228.6	$446.6
Railcars owned more than one year at the time of sale	294.7	235.7
Rail Group	227.5	200.4
	$750.8	$882.7
* Not meaningful

(1) Depreciation, maintenance, and rent expense are components of operating profit. Amortization of deferred profit on railcars sold from the Rail Group to the Leasing Group is included in the operating profit of the Leasing Group resulting in the recognition of depreciation expense based on the Company's original manufacturing cost of the railcars. Interest expense is not a component of operating profit and includes the effect of hedges.

Trinity Industries, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	December 31, 2015	December 31, 2014
Cash and cash equivalents	$786.0	$887.9
Short-term marketable securities	84.9	75.0
Receivables, net of allowance	369.9	405.3
Income tax receivable	94.9	58.6
Inventories	943.1	1,068.4
Restricted cash	195.8	234.7
Net property, plant, and equipment	5,348.0	4,902.9
Goodwill	753.8	773.2
Other assets	309.5	289.3
	$8,885.9	$8,695.3

Accounts payable	$216.8	$295.4
Accrued liabilities	529.6	709.6
Debt, net of unamortized discount of $44.2 and $60.0	3,195.4	3,514.5
Deferred income	27.1	36.4
Deferred income taxes	752.2	632.6
Other liabilities	116.1	109.4
Stockholders' equity	4,048.7	3,397.4
	$8,885.9	$8,695.3

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	December 31, 2015	December 31, 2014
Property, Plant, and Equipment
Corporate/Manufacturing:
Property, plant, and equipment	$1,861.5	$1,681.7
Accumulated depreciation	(905.4)	(820.7)
	956.1	861.0
Leasing:
Wholly-owned subsidiaries:
Machinery and other	10.7	10.7
Equipment on lease	3,664.7	3,049.0
Accumulated depreciation	(549.1)	(460.5)
	3,126.3	2,599.2
Partially-owned subsidiaries:
Equipment on lease	2,406.5	2,401.8
Accumulated depreciation	(467.9)	(401.9)
	1,938.6	1,999.9

Net deferred profit on railcars sold to the Leasing Group	(673.0)	(557.2)
	$5,348.0	$4,902.9

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	December 31, 2015	December 31, 2014
Debt
Corporate - Recourse:
Revolving credit facility	$—	$—
Senior notes due 2024, net of unamortized discount of $0.4 and $0.4	399.6	399.6
Convertible subordinated notes, net of unamortized discount of $43.8 and $59.6	405.6	389.9
Other	0.5	0.7
	805.7	790.2
Less: unamortized debt issuance costs	(4.7)	(5.5)
	801.0	784.7
Leasing:
Wholly-owned subsidiaries:
Recourse:
Capital lease obligations, net of unamortized debt issuance costs of $0.1 and $0.2	35.7	38.9
	35.7	38.9
Non-recourse:
Secured railcar equipment notes	679.5	723.3
Warehouse facility	264.3	120.6
Promissory notes	—	363.9
	943.8	1,207.8
Less: unamortized debt issuance costs	(15.1)	(13.8)
	928.7	1,194.0
Partially-owned subsidiaries - Non-recourse:
Secured railcar equipment notes	1,446.9	1,515.9
Less: unamortized debt issuance costs	(16.9)	(19.0)
	1,430.0	1,496.9
	$3,195.4	$3,514.5

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	December 31, 2015	December 31, 2014
Leasing Debt Summary
Total Recourse Debt	$35.7	$38.9
Total Non-Recourse Debt	2,358.7	2,690.9
	$2,394.4	$2,729.8
Total Leasing Debt
Wholly-owned subsidiaries	$964.4	$1,232.9
Partially-owned subsidiaries	1,430.0	1,496.9
	$2,394.4	$2,729.8
Equipment on Lease(1)
Wholly-owned subsidiaries	$3,126.3	$2,599.2
Partially-owned subsidiaries	1,938.6	1,999.9
	$5,064.9	$4,599.1
Total Leasing Debt as a % of Equipment on Lease
Wholly-owned subsidiaries	30.8%	47.4%
Partially-owned subsidiaries	73.8%	74.8%
Combined	47.3%	59.4%

(1) Excludes net deferred profit on railcars sold to the Leasing Group.

Trinity Industries, Inc.
Condensed Consolidated Cash Flow Statements
(in millions)
(unaudited)

	Year Ended December 31,
	2015	2014
Operating activities:
Net income	$826.0	$709.3
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	266.4	244.6
Net gains on railcar lease fleet sales owned more than one year at the time of sale	(166.1)	(92.3)
Other	179.3	38.2
Changes in assets and liabilities:
(Increase) decrease in receivables	(0.8)	(56.4)
(Increase) decrease in inventories	128.5	(186.3)
Increase (decrease) in accounts payable and accrued liabilities	(248.2)	142.8
Other	(45.4)	19.3
Net cash provided by operating activities	939.7	819.2
Investing activities:
Proceeds from railcar lease fleet sales owned more than one year at the time of sale	514.6	265.8
Proceeds from dispositions of property	8.2	23.0
Capital expenditures - leasing, net of sold lease fleet railcars owned one year or less with a net cost of $295.9 and $350.2	(833.8)	(245.3)
Capital expenditures - manufacturing and other	(196.0)	(219.3)
(Increase) decrease in short-term marketable securities	(9.9)	74.7
Acquisitions	(46.2)	(714.4)
Divestitures	51.3	—
Other	0.5	0.8
Net cash required by investing activities	(511.3)	(814.7)
Financing activities:
Payments to retire debt	(587.2)	(186.6)
Proceeds from issuance of debt	242.4	727.3
Shares repurchased	(115.0)	(36.5)
Dividends paid to common shareholders	(64.9)	(54.4)
Purchase of shares to satisfy employee tax on vested stock	(27.5)	(38.3)
Contributions from noncontrolling interest	—	49.6
Distributions to noncontrolling interest	(39.2)	(28.2)
Decrease in restricted cash	48.3	1.0
Other	12.8	21.0
Net cash (required) provided by financing activities	(530.3)	454.9
Net (decrease) increase in cash and cash equivalents	(101.9)	459.4
Cash and cash equivalents at beginning of period	887.9	428.5
Cash and cash equivalents at end of period	$786.0	$887.9

Trinity Industries, Inc.
Earnings per Share Calculation
(in millions, except per share amounts)
(unaudited)

Basic net income attributable to Trinity Industries, Inc. per common share is computed by dividing net income attributable to Trinity remaining after allocation to unvested restricted shares by the weighted average number of basic common shares outstanding for the period.

	Three Months Ended December 31, 2015			Three Months Ended December 31, 2014
	Income	Average Shares	EPS	Income	Average Shares	EPS
Net income attributable to Trinity Industries, Inc.	$200.0			$138.2
Unvested restricted share participation	(5.9)			(4.3)
Net income attributable to Trinity Industries, Inc. - basic	194.1	149.0	$1.30	133.9	151.2	$0.89
Effect of dilutive securities:
Stock options	—	—		—	0.1
Convertible subordinated notes	—	0.6		0.1	4.4
Net income attributable to Trinity Industries, Inc. - diluted	$194.1	149.6	$1.30	$134.0	155.7	$0.86

	Year Ended December 31, 2015			Year Ended December 31, 2014
	Income	Average Shares	EPS	Income	Average Shares	EPS
Net income attributable to Trinity Industries, Inc.	$796.5			$678.2
Unvested restricted share participation	(24.1)			(22.1)
Net income attributable to Trinity Industries, Inc. - basic	772.4	150.2	$5.14	656.1	151.0	$4.35
Effect of dilutive securities:
Stock options	—	—		—	0.1
Convertible subordinated notes	0.3	2.0		0.7	5.6
Net income attributable to Trinity Industries, Inc. - diluted	$772.7	152.2	$5.08	$656.8	156.7	$4.19

Trinity Industries, Inc.
Reconciliation of EBITDA
(in millions)
(unaudited)

“EBITDA” is defined as net income plus interest expense, income taxes, and depreciation and amortization including goodwill impairment charges. EBITDA is not a calculation based on generally accepted accounting principles. The amounts included in the EBITDA calculation are, however, derived from amounts included in the historical consolidated statements of operations data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. We believe EBITDA assists investors in comparing a company’s performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented in this press release may not always be comparable to similarly titled measures by other companies due to differences in the components of the calculation.

	Three Months Ended December 31,
	2015	2014
Net income	$204.0	$146.3
Add:
Interest expense	45.9	52.0
Provision for income taxes	110.3	80.3
Depreciation and amortization expense	68.5	73.1
Earnings before interest expense, income taxes, and depreciation and amortization expense	$428.7	$351.7

	Year Ended December 31,
	2015	2014
Net income	$826.0	$709.3
Add:
Interest expense	194.7	193.4
Provision for income taxes	426.0	354.8
Depreciation and amortization expense	266.4	244.6
Earnings before interest expense, income taxes, and depreciation and amortization expense	$1,713.1	$1,502.1

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